Contact:	FOR IMMEDIATE RELEASE

Brookdale Senior Living Inc.
Ross Roadman, Nashville	1-615-376-2412;
Francie Nagy, New York	1-212-515-4625

Brookdale Announces First Quarter 2007 Results

First Quarter 2007 Highlights

•	Revenue for the first quarter increased to $446.8 million, Facility Operating Income increased to $160.3 million and Adjusted EBITDA increased to $70.6 million.

•	Average occupancy for the quarter was 90.8%, and average revenue per month per unit increased to $3,498 per month, up 2.8% from last quarter.

•
Cash From Facility Operations for the quarter was $33.8 million, or $0.33 per outstanding common share. First quarter Cash From Facility Operations includes integration and acquisition-related costs, and start-up expenses associated with ancillary services and facility expansions of $5.8 million, or $0.06 per outstanding common share.

•
For the twelve months ended March 31, 2007, same store revenue growth was 6.9% and Facility Operating Income growth was 11.1% over the corresponding period ending in 2006, including the effect of the historical results of American Retirement’s (“ARC”) facilities for both periods.

•
Net loss of $(35.1) million, or $(0.35) per diluted common share, including non-cash expenses of $90.7 million for depreciation and amortization, non-cash compensation expense and straight-line lease expense, net of deferred gain amortization.

Subsequent Events to First Quarter 2007

•
Purchased a 739-unit entrance fee continuing care retirement community located in Tampa, Florida for an aggregate purchase price of approximately $51 million. Brookdale managed this community since 1998 pursuant to a cash-flow management agreement, which was economically similar to a lease.

•	Purchased the leasehold interests of three communities for approximately $11 million. The communities, located in California, have 217 assisted living units.

•
Completed the acquisition of two senior living communities in Ohio and North Carolina, comprising 675 units in the aggregate, for $101 million. The two facilities were previously leased by the Company.

Chicago, IL. May 7, 2007 - Brookdale Senior Living Inc. (NYSE: BKD) (the “Company”) today reported financial results for the first quarter of 2007. Net loss for the quarter ended March 31, 2007 was $(35.1) million, or $(0.35) per diluted common share. The loss includes non-cash items for depreciation and amortization, non-cash compensation expense and straight-line rent expense, net of deferred gain amortization, which totaled $90.7 million.

Bill Doniger, Brookdale’s Vice Chairman, said, “We are excited about the strong start to 2007. Brookdale’s core business had great results and our growth initiatives are ahead of plan. We continue to have double digit same-store growth in facility operating income with improving margins across the portfolio. On the ancillary services side, the rollout of the program to the legacy Brookdale units is well ahead of plan - in fact, we have increased the size of the ancillary services business by 85% from the time of the ARC acquisition. Overall, the Company is performing very well and we remain very confident about achieving our stated goals.”

As a dividend-paying company, Brookdale’s management utilizes Adjusted EBITDA and Cash From Facility Operations to evaluate the Company’s performance and liquidity because these metrics exclude non-cash expenses such as depreciation and amortization, non-cash compensation expense and straight-line rent expense, net of deferred gain amortization. Brookdale also uses Facility Operating Income to assess the performance of its facilities.

For the quarter ended March 31, 2007, Adjusted EBITDA was $70.6 million and Facility Operating Income was $160.3 million. Cash From Facility Operations for the first quarter of 2007 was $33.8 million, or $0.33 per common share outstanding at March 31, 2007.

First quarter Adjusted EBITDA and Cash From Facility Operations included integration and acquisition-related expenses of $3.1 million. The majority of those expenses were expenses related to systems integration, implementation of procedures for Sarbanes-Oxley compliance and acquisition integration costs. Also included are $2.7 million of start-up expenses associated with ancillary services and facility expansions.

Same store revenues grew 6.9% for the twelve months ended March 31, 2007 over the corresponding period ending in 2006, and Facility Operating Income grew 11.1% when compared to the same period, including the effect of the historical results of the American Retirement facilities. Similarly, same store revenues grew 7.2% for the quarter ended March 31, 2007 over the same period in 2006, and Facility Operating Income grew 11.9% when compared to the first quarter of 2006.

Bill Sheriff, Co-CEO of Brookdale, commented, “The fundamentals of our business remain very strong. The core portfolio performed well, and we had great success effecting improvements at our acquired communities. We increased average revenue per unit and improved margins across the portfolio while maintaining almost 91% occupancy. The roll-out of our ancillary services program to the legacy Brookdale facilities also continues to go well. We have completed the roll-out to over 5,600 new units so far this year, bringing the total to approximately 10,000 legacy Brookdale units/beds. The ancillary service business at the legacy ARC facilities continued to show solid results, producing $156 of monthly Facility Operating Income per occupied unit for the first quarter of 2007. We did have some volatility in our entrance fee cash flows, but as we have mentioned before, these cash flows are difficult to predict quarterly and are more consistent over longer periods. We had a strong start to the second quarter and we expect April’s net entrance fee cash flow to be better than the entire first quarter. As a result, we are confident that we will realize our expected level of entrance fee cash flow over the next few quarters.”

Facility Expansion Program and Acquisitions

Mark J. Schulte, Brookdale’s Co-CEO, said, “The Company also executed well on our acquisitions strategy and expansions initiative. So far this year, we have acquired five communities that were previously leased or managed through lease-like structures, continuing our focus on acquiring more of our leased communities at attractive yields. We also closed on the acquisition of a home health agency in Florida which significantly speeds up our ability to provide these services to our residents in that region. At the same time, we were pleased with our expansion activity in the first quarter with the opening and strong operating performance of four expansions that were begun last year and the start of three new projects. Solid organic growth, along with selective acquisitions and the potential growth from our expansions positions Brookdale very well to realize substantial growth.”

The Company has currently identified 65 facilities in its portfolio at which it plans to add units over the next three years, as well as a new CCRC development. The total project costs for this initial expansion and development program over the next three years are expected to exceed $500 million on a mix of leased and owned properties.

During the quarter, the Company opened expansions at four communities with a total of 196 units. The three that opened early to mid-quarter ended the first quarter at an average occupancy of 70% with two of those communities already producing positive operating income. Three other expansions with 86 units are currently under construction.

Since the beginning of the year, Brookdale has purchased nine communities with a total of 1,923 units and a home health care company for a total cost of $186.1 million.

Business Strategy

Brookdale’s business strategy is to focus on increasing its earnings and dividends to shareholders by growing Adjusted EBITDA and Cash From Facility Operations primarily through:

•
Internal growth in its existing portfolio of facilities through occupancy improvements, increases in annual rental rates, and operational savings due to economies of scale and other cost containment measures;

•	Growth in its therapy and home health ancillary services business;

•	Development activities, including the expansion of existing facilities; and

•	Accretive acquisitions of senior housing facilities and operators in a highly fragmented industry.

Earnings Conference Call

Brookdale’s management will conduct a conference call on Tuesday, May 8, 2007 to review the financial results for the three months ended March 31, 2007. The conference call is scheduled for 8:30 AM ET. All interested parties are welcome to participate in the live conference call. The conference call can be accessed by dialing (800) 562-8369 (from within the U.S.) or (913) 312-1299 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “Brookdale Senior Living First Quarter Earnings Call.”

A webcast of the conference call will be available to the public on a listen-only basis at http://www.brookdaleliving.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for three months on the Company’s website following the call.

A replay will also be available until 11:59 PM ET on May 15, 2007 by dialing (888) 203-1112 (from within the U.S.) or (719) 457-0820 (from outside of the U.S.) and referencing access code “4115938.” A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdaleliving.com).

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living facilities throughout the United States. The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. Currently the Company owns and operates independent living, assisted living, and dementia-care facilities and continuing care retirement centers, with over 546 facilities in 35 states and the ability to serve over 52,000 residents.

Safe Harbor

Certain items in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our ability to close accretive acquisitions; our ability to acquire the fee interest in facilities that we currently operate at attractive valuations; our ability to grow dividends and earnings, Adjusted EBITDA and Cash From Facility Operations; our expectations for the performance of our entrance fee communities; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy and home health); our plans to expand existing facilities and develop new facilities; and the expected project costs for our expansion and development program. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan" or other similar words or expressions. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from these forward-looking statements include, but are not limited to, our limited operating history on a combined basis, our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments, the effect of our indebtedness and long-term operating leases on our liquidity, the risk of loss of property pursuant to our mortgage debt and long-term lease obligations, our ability to effectively manage our growth, our ability to integrate acquisitions (including the ARC acquisition), our ability to maintain consistent quality control, unforeseen costs associated with the acquisition of new facilities, competition for the acquisition of assets, our ability to obtain additional capital on terms acceptable to us, events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees, changes in governmental reimbursement programs, our vulnerability to economic downturns, the conditions of housing markets in certain geographical areas, acts of nature in certain geographic areas, terminations of our resident agreements and vacancies in the living spaces we lease, increased competition for skilled personnel, departure of our key officers, increases in market interest rates, environmental contamination at any of our facilities, failure to comply with existing environmental laws, an adverse determination or resolution of complaints filed against us, the cost and difficulty of complying with increasing and evolving regulation, and the other risks detailed from time to time in Brookdale's SEC reports, including its Annual Report on Form 10-K filed with the SEC on March 16, 2007. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call. The factors discussed above and the other factors noted in our SEC filings from time to time could cause our actual results to differ significantly from those contained in any forward-looking statement. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations
(unaudited, in thousands, except for per share data)

	Three Months Ended March 31,
	2007	2006
Revenue
Resident fees	$445,338	$221,036
Management fees	1,496	1,147
Total revenue	446,834	222,183

Expense
Facility operating (excluding depreciation and amortization of $72,541 and $21,410, respectively)	280,809	136,945
General and administrative (including non-cash stock compensation expense of $10,820 and $3,018, respectively)	40,653	21,085
Facility lease expense	68,481	45,734
Depreciation and amortization	72,984	22,299
Total operating expense	462,927	226,063
Loss from operations	(16,093)	(3,880)

Interest income	1,820	1,052
Interest expense:
Debt	(33,452)	(13,690)
Amortization of deferred financing costs	(1,618)	(703)
Change in fair value of derivatives	(4,781)	(101)
Loss on extinguishment of debt	-	(1,334)
Equity in loss of unconsolidated venture	(1,453)	(168)
Loss before income taxes	(55,577)	(18,824)
Benefit (provision) for income taxes	20,568	(386)
Loss before minority interest	(35,009)	(19,210)
Minority interest	(131)	(116)
Net loss	$(35,140)	$(19,326)

Basic and diluted loss per share	$(0.35)	$(0.30)

Weighted average shares used in computing basic and diluted loss per share	101,302	65,007

Dividends declared per share at the end of the period	$0.45	$0.35

Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)

Cash and cash equivalents	$55,921	$68,034
Cash and investments — restricted	67,976	61,116
Accounts receivable, net	63,823	58,987
Other current assets	80,146	82,095
Total current assets	267,866	270,232
Property, plant and equipment, net	3,660,780	3,658,788
Other long term assets	813,409	813,435
Total assets	$4,742,055	$4,742,455

Current liabilities	$495,361	$508,905
Long-term debt, less current portion	1,824,424	1,690,570
Other long term liabilities	724,728	774,367
Total liabilities	3,044,513	2,973,842
Minority interests	4,732	4,601
Stockholders’ equity	1,692,810	1,764,012
Total liabilities and stockholders’ equity	$4,742,055	$4,742,455

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands)

	Three Months Ended March 31,
	2007	2006
Cash Flows from Operating Activities
Net loss	$(35,140)	$(19,326)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	-	1,334
Depreciation and amortization	74,602	23,002
Minority interest	131	116
Equity in loss of unconsolidated ventures	1,453	168
Distributions from joint ventures from cumulative share of net earnings	46	-
Amortization of deferred gain	(1,085)	(1,087)
Amortization of entrance fees	(4,259)	(83)
Proceeds from deferred entrance fee revenue	3,916	448
Deferred income tax benefit	(20,634)	-
Change in deferred lease liability	6,336	5,259
Change in fair value of derivatives and amortization	4,781	101
Stock-based compensation	10,820	3,018
Changes in operating assets and liabilities:
Accounts receivable, net	(4,796)	(1,446)
Prepaid expenses and other assets, net	1,703	827
Accounts payable and accrued expenses	(15,756)	(5,104)
Tenant refundable fees and security deposits	(1,170)	602
Other	7,880	4,290
Net cash provided by operating activities	28,828	12,119
Cash Flows from Investing Activities
Decrease in lease security deposits and lease acquisition deposits, net	958	5,548
(Increase) decrease in cash and investments — restricted	(3,922)	13,069
Additions to property, plant, equipment and leasehold intangibles,
net of related payables	(34,331)	(6,737)
Acquisition of assets, net of related payables and cash received	(22,867)	(197,863)
Acquisition deposit	(10,116)	-
Issuance of notes receivable, net	(5,431)	-
Investment in joint ventures	(785)	-
Distributions received from investments	943	-
Net cash used in investing activities	(75,551)	(185,983)
Cash Flows from Financing Activities
Proceeds from debt	135,346	127,847
Repayment of debt	(11,895)	(3,934)
Proceeds from line of credit	106,500	87,000
Repayment of line of credit	(142,000)	-
Payment of dividends	(46,588)	(16,547)
Payment of financing costs, net of related payables	(4,072)	(5,006)
Other	(624)	-
Refundable entrance fees:
Proceeds from refundable entrance fees	4,258	1,621
Refunds of entrance fees	(6,315)	(703)
Net cash provided by financing activities	34,610	190,278
Net (decrease) increase in cash and cash equivalents	(12,113)	16,414
Cash and cash equivalents at beginning of period	68,034	77,682
Cash and cash equivalents at end of period	$55,921	$94,096

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP. Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business. We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating income (loss) items, depreciation and amortization, straight-line lease expense (income), amortization of deferred gain, amortization of deferred entrance fees, and non-cash compensation expense and including entrance fee receipts and refunds.

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;

•
It provides an assessment of controllable expenses and affords management the ability to make decisions that facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three months ended March 31, 2007 and 2006 (in thousands):

	Three Months Ended March 31,
	2007(1)	2006(1)
Net loss	$(35,140)	$(19,326)
Minority interest	131	116
(Benefit) provision for income taxes	(20,568)	386
Equity in loss of unconsolidated ventures	1,453	168
Loss on extinguishment of debt	-	1,334
Interest Expense:
Debt	25,239	11,530
Capitalized lease obligation	8,213	2,160
Amortization of deferred financing costs	1,618	703
Change in fair value of derivatives	4,781	101
Interest income	(1,820)	(1,052)
Loss from operations	(16,093)	(3,880)
Depreciation and amortization	72,984	22,299
Straight-line lease expense	6,336	5,259
Amortization of deferred gain	(1,085)	(1,087)
Amortization of entrance fees	(4,259)	(83)
Non-cash compensation expense	10,820	3,018
Entrance fee receipts(2)	8,174	2,069
Entrance fee disbursements	(6,315)	(703)
Adjusted EBITDA	$70,562	$26,892

(1)	Includes integration and acquisition-related costs of $3.1 million and $3.0 million for the three months ended March 31, 2007 and 2006, respectively.
(2)	Includes the receipt of refundable and non-refundable entrance fees.

Cash From Facility Operations

Cash From Facility Operations is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP. We define Cash From Facility Operations as cash flows provided by (used in) operations adjusted for changes in operating assets and liabilities, refundable entrance fees received, entrance fee refunds disbursed, other and recurring capital expenditures. Recurring capital expenditures include expenditures capitalized in accordance with GAAP that are funded from Cash From Facility Operations. Amounts excluded from recurring capital expenditures consist primarily of unusual or non-recurring capital items, facility purchases and/or major renovations that are funded using financing proceeds and/or proceeds from the sale of facilities.

We believe Cash From Facility Operations is useful to investors in evaluating our liquidity for the following reasons:

•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.

•	To assess our ability to:

(i)	service our outstanding indebtedness;
(ii)	pay dividends; and
(iii)	make regular recurring capital expenditures to maintain and improve our facilities.

The table below reconciles Cash From Facility Operations from net cash provided by operating activities for the three months ended March 31, 2007 and 2006 (in thousands):

	Three Months Ended March 31,
	2007(1)	2006(1)

Net cash provided by operating activities	$28,828	$12,119
Changes in operating assets and liabilities	12,139	831
Refundable entrance fees received(2)	4,258	1,621
Entrance fee refunds disbursed	(6,315)	(703)
Recurring capital expenditures, net	(6,225)	(2,061)
Reimbursement of operating expenses and other	1,130	1,500
Cash From Facility Operations	$33,815	$13,307

(1)  Includes integration and acquisition-related costs of $3.1 million and $3.0 million for the three months ended March 31, 2007 and 2006, respectively.
(2)  Total entrance fee receipts for the quarters ended March 31, 2007 and 2006 were $8,174 and $2,069, respectively, including $3,916 and $448, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.

Facility Operating Income

Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP. We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating income (loss) items, depreciation and amortization, facility lease expense, general and administrative expense, including compensation expense, amortization of deferred entrance fee revenue and management fees.

We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:

•	It is helpful in identifying trends in our day-to-day facility performance;
•	It provides an assessment of our revenue generation and expense management; and
•	It provides an indicator to determine if adjustments to current spending decisions are needed.

The table below reconciles Facility Operating Income from net loss for the three months ended March 31, 2007 and 2006 (in thousands):

	Three Months Ended March 31,
	2007	2006

Net loss	$(35,140)	$(19,326)
(Benefit) provision for income taxes	(20,568)	386
Minority interest	131	116
Equity in loss of unconsolidated ventures	1,453	168
Loss on extinguishment of debt	-	1,334
Interest expense:
Debt	25,239	11,530
Capitalized lease obligation	8,213	2,160
Amortization of deferred financing costs	1,618	703
Change in fair value of derivatives	4,781	101
Interest income	(1,820)	(1,052)
Loss from operations	(16,093)	(3,880)
Depreciation and amortization	72,984	22,299
Facility lease expense	68,481	45,734
General and administrative (including non-cash
stock compensation expense)	40,653	21,085
Amortization of entrance fees (1)	(4,259)	(83)
Management fees	(1,496)	(1,147)
Facility Operating Income	$160,270	$84,008

(1)	Entrance fee sales, net of refunds paid, provided $1.9 million and $1.4 million of cash for the three months ended March 31, 2007 and 2006, respectively.

Our facility breakdown at March 31, 2007, was as follows:

Ownership Type	Number of Facilities	Number of Units/Beds	Percentage of Q1 2007 Revenues
Owned	162	16,803	35.3%
Leased	361	30,179	64.4%
Managed	23	4,439	0.3%
Total	546	51,421	100.0%

Operating Type
Independent Living	66	11,986	24.0%
Assisted Living	409	21,086	43.3%
Retirement Centers/CCRC	48	13,910	32.4%
Managed	23	4,439	0.3%
Total	546	51,421	100.0%

Our quarterly financial data for the three months ended March 31, 2007 and December 31, 2006 was as follows (in thousands, except occupancy, margin and average rate):

	For The Three Months Ended
	March 31, 2007	December 31, 2006	Increase Decrease	Percentage
Average Occupancy	90.8%	91.0%	(0.2%)	(0.2%)
Average Rate ($)	$3,498	$3,402	$96	2.8%

Resident Fees(1)	$441,079	$425,050	$16,029	3.8%
Facility Operating Expenses	280,809	276,383	4,426	1.6%
Facility Operating Income	$160,270	$148,667	$11,603	7.8%
Facility Operating Income Margin	36.3%	35.0%

(1)	Excluding amortization of entrance fees of $4,259 and $4,751, respectively.

Our capital expenditures for the three months ended March 31, 2007 and 2006 were as follows (in thousands):

	Three Months Ended March 31,
	2007	2006
Type
Recurring	$6,225	$2,732
Reimbursements	-	(671)
Net recurring	6,225	2,061
Other/Corporate(1)	5,979	2,731
EBITDA enhancing(2)	10,391	1,274
Development(3)	11,736	-
Gross Total Capital Expenditures	$34,331	$6,066

(1)	Corporate primarily includes capital expenditures for information technology systems and equipment.

(2)	EBITDA-enhancing capital expenditures generally represent unusual or non-recurring capital items and/or major renovations.

(3)	Development capital expenditures primarily relates to the facility expansion and denovo development program.

Our debt amortization for the three months ended March 31, 2007 and 2006 were as follows (in thousands):

	Three Months Ended March 31,
	2007	2006
Type
Scheduled Debt Amortization	$574	$30
Lease Financing Debt Amortization	3,360	-
Total Debt Amortization	$3,934	$30